Exhibit 21

                     List of Subsidiaries of the Registrant


Trans Financial Bank, National Association
Trans Financial Bank, Federal Savings Bank
Trans Financial Bank Tennessee, National Association



Subsidiaries of Trans Financial Bank, National Association:
   Trans Financial Mortgage Company
   Trans Financial Investment Services, Inc.
   Real Estate Holding Company

Subsidiary of Trans Financial Bank, Federal Savings Bank:
   General Service Corporation